Exhibit 99
GREEN BRICK PARTNERS, INC. REPORTS RECORD FIRST QUARTER RESULTS

RECORD BASIC EPS OF $0.32 PER SHARE, UP 28.0%
HOMEBUILDING GROSS MARGIN OF 23.1%, UP 230 BASIS POINTS
42.3% INCREASE IN NEW HOME ORDERS
RECORD BACKLOG $427.3 MILLION, UP 38.9%
17.7% ENDING COMMUNITY GROWTH YEAR OVER YEAR

PLANO, Texas, May 11, 2020 — Green Brick Partners, Inc. (Nasdaq: GRBK) (“we,” “Green Brick” or the “Company”) today reported results for its first quarter ended March 31, 2020.

Results for the First Quarter Ended March 31, 2020:
•For the quarter ended March 31, 2020, basic net income attributable to Green Brick per common share (“EPS”), backlog, and net new home orders all reflect a record for any quarter, as detailed below.

•EPS was $0.32, a 28.0% increase compared to the quarterly earnings of $0.25 for the three months ended March 31, 2019.

•As compared to the three months ended March 31, 2019, total revenue was $213.3 million, an increase of 26.5% from $168.6 million; gross profit was $49.0 million, an increase of 38.5% from $35.4 million; and net income attributable to Green Brick was $15.9 million, an increase of 26.3% from $12.6 million.

•Residential units revenue was $191.2 million, an increase of 18.3% compared to $161.6 million for the three months ended March 31, 2019. Land and lots revenue was $22.1 million, an increase of 213.6% compared to $7.0 million for the three months ended March 31, 2019.

•The dollar value of backlog units as of March 31, 2020 was $427.3 million, an increase of 38.9% compared to $307.5 million as of March 31, 2019.

•Average active selling communities increased from 78 communities for the quarter ended March 31, 2019 to 94 communities for the quarter ended March 31, 2020, an increase of 20.5%.

•Homes under construction increased to 1,418 as of March 31, 2020, a 21.2% increase compared to 1,170 as of March 31, 2019.

“Due to strong results through mid-March, in our first quarter of 2020, we accomplished our second consecutive record EPS of $0.32 and ended the quarter with an all-time record backlog of $427.3 million, a $120 million increase over the prior year and over $80 million higher than our prior quarter record backlog. At the same time, we saw our net new home orders increase by 42.3% and homebuilding gross margin improve 230 basis points to 23.1%,” said Jim Brickman, CEO of Green Brick Partners, Inc. “The combination of high gross margins, low levels of debt, and low interest rates on our debt gives us a decided advantage if the market becomes more competitive.”

“Because liquidity is crucial in allowing for the flexibility needed to navigate the current market environment, as of quarter-end, Green Brick had $106 million in cash and maintained $37 million in available capacity on our revolving credit facilities,” continued Mr. Brickman. “We continue to make every effort to optimize our cash flow. We expect these efforts will allow us to monetize our balance sheet, adapt to changing market conditions and have cash on hand for opportunities as they arise. Finally, our Company’s predecessor was started at the bottom of the prior recession in 2009. We have a seasoned management team in place that has effectively managed and profited from adverse business conditions. Our goal is to do just that once again.”

Green Brick, like every other company in the United States and the global economy, has been impacted by the coronavirus (“COVID-19”) pandemic and the impact of governmental actions taken to combat the pandemic. Our first focus in addressing the impact of the COVID-19 pandemic has been to implement steps to minimize the risk to our employees, trade partners and customers. While residential homebuilding is considered an essential service in each of the markets in which we operate, we are still taking steps to increase the safety of our employees, trade partners and customers, including closing our sales centers, model homes, and design centers to the general public and shifting to appointment-only interactions with our customers and modifying our construction operations to enforce enhanced safety protocols around social distancing, hygiene, and health screening.

From a business standpoint, we are also taking steps to address the current and anticipated economic impact of the COVID-19 pandemic on our operations and the homebuilding industry as a whole. Although we continue to build, close and sell homes in our markets, traffic in our sales offices and sales have slowed. For example, during the final two weeks of March and the first half of April, the impact of shelter-in-place/stay-at-home restrictions was to reduce our net new home sales and our home sales per community, due to lower gross sales and higher cancellations. The second half of April and the first part of May have shown continued year over year deterioration, but substantial improvement over the prior four weeks. We expect that an adverse impact on net new sales will continue in the second quarter and beyond and, consequently, our closings, and therefore our results of operations, for the balance of 2020 will be more impacted than the first quarter.

To address these challenges we have taken the following steps as we seek to align our cost structure and our capital requirements with our current anticipated level of net sales, builds and closings:

•focused on completing and closing the record amount of sold homes in backlog that are under construction;
•temporarily limited the construction of unsold, speculative units to the next completion stage of construction;
•temporarily limited our purchases of lots and land and development of land to reflect the lower levels of home sales orders that are anticipated for 2020, as compared to expectations prior to the pandemic and limited the number of new communities in which we had planned to open in 2020 based on an evaluation of competition and supply;
•decided to not open Trophy Signature Homes in Houston; and
•taken steps to reduce our overall headcount and our selling, general and administrative expenses to align with anticipated activity in the upcoming quarters at an annualized estimated savings of $10.4 million.

The length and extent of the impact of the COVID-19 pandemic on the Company’s financial performance, including the ability to execute on our future financial results, will depend on future developments, including the duration and spread of the pandemic and related government restrictions, all of which are uncertain and cannot be predicted.

More disclosures related to the COVID-19 pandemic are available in our Quarterly Report on Form 10-Q for the period ended March 31, 2020 on file with the Securities and Exchange Commission.

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2020 at 12:00 p.m. Eastern Time on Tuesday, May 12, 2020. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 8896623. A replay of the call will be available from approximately 3:30 p.m. Eastern Time on May 12, 2020 through 11:59 p.m. Eastern Time on May 26, 2020. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 8896623.

Reconciliation of Non-GAAP Financial Measures and Key Financial Metrics:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Reclassifications:
Beginning in the first quarter of 2020, the Company reclassified the write-offs of option deposits and pre-acquisition costs from selling, general and administrative expenses to other (loss) income, net in the consolidated statements of income in order to be more comparable with its peers. Deposits and pre-acquisition costs written off related to option contracts abandoned totaled $3.4 million and $0.5 million for the three months ended March 31, 2020 and 2019, respectively. There was no impact on net income from the reclassification in any period.

GREEN BRICK PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Residential units revenue	$191,187	$161,588
Land and lots revenue	22,080	7,040
Total revenues	213,267	168,628
Cost of residential units	147,187	127,828
Cost of land and lots	17,111	5,434
Total cost of revenues	164,298	133,262
Total gross profit	48,969	35,366
Selling, general and administrative expenses	(26,869)	(23,066)
Change in fair value of contingent consideration	—	(454)
Equity in income of unconsolidated entities	2,565	1,846
Other (loss) income, net	(1,909)	1,627
Income before income taxes	22,756	15,319
Income tax expense	6,040	3,828
Net income	16,716	11,491
Less: Net income (loss) attributable to noncontrolling interests	799	(1,114)
Net income attributable to Green Brick Partners, Inc.	$15,917	$12,605

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.32	$0.25
Diluted	$0.31	$0.25
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	50,454	50,563
Diluted	50,646	50,605

GREEN BRICK PARTNERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$105,860	$33,269
Restricted cash	6,771	4,416
Receivables	6,021	4,720
Inventory	770,628	753,567
Investments in unconsolidated entities	31,202	30,294
Right-of-use assets - operating leases	2,887	3,462
Property and equipment, net	4,743	4,309
Earnest money deposits	18,876	14,686
Deferred income tax assets, net	15,262	15,262
Intangible assets, net	686	707
Goodwill	680	680
Other assets	11,564	10,167
Total assets	$975,180	$875,539
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$31,332	$30,044
Accrued expenses	31,492	24,656
Customer and builder deposits	22,585	23,954
Lease liabilities - operating leases	2,986	3,564
Borrowings on lines of credit, net	242,758	164,642
Senior unsecured notes, net	73,466	73,406
Contingent consideration	5,267	5,267
Total liabilities	409,886	325,533
Commitments and contingencies
Redeemable noncontrolling interest in equity of consolidated subsidiary	11,412	13,611
Equity:
Green Brick Partners, Inc. stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized; 51,008,861 and 50,879,949 issued and 50,616,922 and 50,488,010 outstanding as of March 31, 2020 and December 31, 2019, respectively	510	509
Treasury stock, at cost, 391,939 and 391,939 shares as of March 31, 2020 and December 31, 2019, respectively	(3,167)	(3,167)
Additional paid-in capital	294,695	290,799
Retained earnings	250,944	235,027
Total Green Brick Partners, Inc. stockholders’ equity	542,982	523,168
Noncontrolling interests	10,900	13,227
Total equity	553,882	536,395
Total liabilities and equity	$975,180	$875,539

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

Residential Units Revenue and New Homes Delivered (dollars in thousands)	Three Months Ended March 31,
	2020	2019	Change	%
Home closings revenue	$189,248	$159,233	$30,015	18.8%
Mechanic’s lien contracts revenue	1,939	2,355	(416)	(17.7)%
Residential units revenue	$191,187	$161,588	$29,599	18.3%
New homes delivered	448	368	80	21.7%
Average sales price of homes delivered	$422.4	$432.7	$(10.3)	(2.4)%

Land and Lots Revenue (dollars in thousands)	Three Months Ended March 31,
	2020	2019	Change	%
Lots revenue	$22,080	$7,030	$15,050	214.1%
Land revenue	—	10	(10)	(100.0)%
Land and lots revenue	$22,080	$7,040	$15,040	213.6%
Lots closed	138	47	91	193.6%
Average sales price of lots closed	$160.0	$149.6	$10.4	7.0%

New Home Orders and Backlog (dollars in thousands)	Three Months Ended March 31,
	2020	2019	Change	%
Net new home orders	632	444	188	42.3%
Cancellation rate	16.5%	15.4%	1.1%	7.1%
Absorption rate per average active selling community per quarter	6.7	5.7	1.0	17.5%
Average active selling communities	94	78	16	20.5%
Active selling communities at end of period	93	79	14	17.7%
Backlog	$427,322	$307,548	119,774	38.9%
Backlog (units)	970	658	312	47.4%
Average sales price of backlog	$440.5	$467.4	$(26.9)	(5.8)%

	March 31, 2020	December 31, 2019
Lots owned
Central	3,803	4,223
Southeast	2,306	2,196
Total lots owned	6,109	6,419
Lots controlled
Central	2,123	1,410
Southeast	452	1,147
Total lots controlled	2,575	2,557
Total lots owned and controlled (1)	8,684	8,976
Percentage of lots owned	70.3%	71.5%

(1)Total lots excludes lots with homes under construction.

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents the pre-tax income for the three months ended March 31, 2020 and 2019, which represents net income attributable to Green Brick for the period excluding the provision for income taxes attributable to Green Brick.

(Unaudited, in thousands):	Three Months Ended March 31,
	2020	2019
Net income attributable to Green Brick Partners, Inc.	$15,917	$12,605
Income tax expense attributable to Green Brick Partners, Inc.	5,988	3,794
Pre-tax income attributable to Green Brick Partners, Inc.	$21,905	$16,399

Reconciliation of Non-GAAP Financial Measures

The following table represents the non-GAAP measure of adjusted homebuilding gross margin for the three months ended March 31, 2020 and 2019 and reconciles these amounts to homebuilding gross margin, the most directly comparable GAAP measure.

(Unaudited, in thousands):	Three Months Ended March 31,
	2020	2019
Residential units revenue	$191,187	$161,588
Less: Mechanic’s lien contracts revenue	(1,939)	(2,355)
Home closings revenue	$189,248	$159,233
Homebuilding gross margin	$43,657	$33,150
Homebuilding gross margin percentage	23.1%	20.8%

Homebuilding gross margin	43,657	33,150
Add back: Capitalized interest charged to cost of revenues	2,181	1,027
Adjusted homebuilding gross margin	$45,838	$34,177
Adjusted homebuilding gross margin percentage	24.2%	21.5%

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (Nasdaq: GRBK) is a diversified homebuilding and land development company. Green Brick owns a controlling interest in five homebuilders in Dallas, Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Centre Living Homes, and Trophy Signature Homes), as well as a homebuilder in Atlanta, Georgia (The Providence Group) and a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado and retains interests in related financial services platforms, including Green Brick Title, Providence Group Title, and Green Brick Mortgage. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master planned communities. For more information about Green Brick’s homebuilding partners and financial services platforms, please visit https://greenbrickpartners.com/team-builders/.

Forward-Looking and Cautionary Statements:
This press release and our earnings call contain “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts and typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Forward-looking statements in this press release and the earnings call include statements regarding the Company’s (i) strategy for growth, the drivers of that growth, and the impact on the Company’s results, (ii) the Company’s liquidity and balance sheet strategy to adapt to changing market conditions, and (iii) the steps the Company is taking in light of the COVID-19 pandemic and its expected impact on the Company’s results of operations, business and liquidity, including the impact on demand for new home sales, closings and cancellations. These forward-looking statements involve estimates and assumptions which may be affected by risks and uncertainties in the Company’s business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement. These risks include, but are not limited to: (1) adverse impacts from general economic conditions, including as a result of the COVID-19 pandemic, seasonality, cyclicality and competition in the homebuilding industry; (2) decreased demand for the Company’s homes or finished lots or increases in cancellations, including as a result of the COVID-19 pandemic; (3) a failure to recruit, retain or develop highly skilled and competent employees; (4) unsuccessful integration or management of acquisitions; (5) shortages of labor or raw materials; (6) an inability to acquire land for reasonable prices; (7) an inability to develop or sell communities; (8) government regulation risks; (9) a lack of availability or volatility of mortgage financing; (10) a severe weather event or natural disasters; (11) difficulty in obtaining sufficient capital; (12) poor relations with community residents; and (13) an increase in our debt levels or related service obligations. For a more detailed discussion of these and other risks and uncertainties applicable to the Company please see the Company’s Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the Securities and Exchange Commission.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755